CASH AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [●] day of August, 2014 between Higher One Holdings, Inc. (the “Company”) and [●] (the “Participant”).

WHEREAS, the Company wishes to promote the interests of the Company and its shareholders by providing the Company’s key employees with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                  Grant of Cash Award. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to the Participant a cash award in the amount of $[●] (the “Cash Award”). The Cash Award represents an unfunded and unsecured promise of the Company to make cash payments as provided herein to the Participant. Until such payment, the Participant has only the rights of a general unsecured creditor.

2.                  Grant Date. The grant date of the Cash Award hereby granted is August [●], 2014.

3.                  Vesting. Subject to Section 4, the Cash Award held by the Participant shall vest in accordance with the vesting schedule set forth in Schedule A hereto (each date listed in Schedule A, a “Scheduled Vesting Date”), provided that the Participant is continuously employed through the applicable Scheduled Vesting Date, and shall be paid in accordance with Section 5 hereof.

4.                  Termination of Employment. (a) In the event that the Participant’s employment is terminated (i) by the Company without Cause, (ii) by the Participant for Good Reason or (iii) as a result of the Participant’s death, any unvested portion of the Cash Award will immediately and fully vest and be paid in accordance with Section 5 hereof. In the event that the Participant’s employment is terminated as a result of the Participant’s Disability prior to any applicable Scheduled Vesting Date, the unvested portion of the Cash Award will continue to vest on the applicable Scheduled Vesting Date(s) in accordance with the vesting schedule set forth in Schedule A and be paid in accordance with Section 5 hereof. Upon termination of the Participant’s employment voluntarily (other than for Good Reason) or upon termination of the Participant’s employment by the Company for Cause, any unvested portion of the Cash Award shall be immediately forfeited by the Participant on the date of such termination and the Participant shall have no further rights with respect thereto without any payment or consideration by the Company.

(b) For purposes of this Agreement, the terms “Cause”, “Good Reason” and “Disability have the following meanings:

“Cause” shall mean (i) the Participant’s material breach of any of his or her obligations under any written agreement with the Company or any of its subsidiaries, (ii) the Participant’s material violation of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at his or her grade level, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) the Participant’s failure to substantially perform his or her duties to the Company or its subsidiaries (other than as a result of physical or mental illness or injury), (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its subsidiaries, (v) the Participant’s fraud or misappropriation of funds, or (vi) the Participant’s commission of a felony or other serious crime involving moral turpitude .

“Good Reason” shall mean the occurrence of any of the following events without the Participant’s written consent: (i) a material reduction in the Participant’s base salary, (ii) a material reduction in all of the Participant’s responsibilities at the Company, (iii) a relocation of the Participant’s principal place of business to a location more than fifty (50) miles from his or her designated office location, or (iv) a material breach by the Company of any provision of this Agreement; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iv) above, the Participant shall have delivered written notice to the Company of his or her intention to terminate employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to his or her right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

“Disability” shall mean the Participant’s incapacity due to physical or mental illness or injury resulting in the Participant being unable, due to such incapacity or physical or mental illness, to perform the essential duties of his or her employment with reasonable accommodation for a period not less than one hundred eighty (180) days and shall be determined by the Company in its sole discretion.

5.                  Payment of Cash Award. Within 90 days of (i) a Scheduled Vesting Date, or (ii) the termination of the Participant’s employment with the Company (x) by the Company without Cause, (y) by the Participant for Good Reason or (z) as a result of the Participant’s death, the Company will pay to the Participant any vested (including by reason of Section 4 hereof) but not previously paid Cash Award; provided that any such payment shall be made no later than March 15th of the year following the year in which such Scheduled Vesting Date or such termination of employment, as applicable, occurs.

6.                  Transfer. The Cash Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Award or the rights relating shall be wholly ineffective and, if any such attempt is made, the Cash Award will be forfeited by the Participant.

7.                  Taxes. Whenever payment is made in respect of the Cash Award hereunder, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements or to withhold such amount from the cash otherwise to be delivered.

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8.                  Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.                  No Rights to Awards or Employment. This Agreement is not a contract between the Company and the Participant. Nothing in this Agreement shall confer upon the Participant any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of the Participant, in accordance with the laws of the applicable jurisdiction, at any time, with or without Cause.

10.              Other Compensation. Nothing in this Agreement shall preclude or limit the ability of the Company to pay any compensation to the Participant under the Company’s other compensation and benefit plans and programs, including without limitation any cash bonus plan, program or arrangement.

11.              Integration; Amendment. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

12.              Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Thomas Kavanaugh

Vice President and General Counsel

Higher One Holdings, Inc.
115 Munson Street

New Haven, CT 06511

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If to the Participant:

At his most recent address shown on the payroll records of the Company or to such other address as any party hereto may designate by notice to the others.

13.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

14.              Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

15.              Participant Acknowledgment. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of this Agreement and the Cash Award shall be final and conclusive. The Participant hereby acknowledges that there may be tax consequences upon vesting or payment of the Cash Award and that the Participant should consult a tax advisor prior to such vesting or payment. The Participant further acknowledges that he is responsible for the payment of all taxes that arise in respect of the Cash Award.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement as of the day and year first written above.

Higher One Holdings, Inc.

By:

Title:

PARTICIPANT
Participant Signature:

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Schedule A

Scheduled Vesting Date	Cash Amount Vested
March 31, 2015	[●]
October 31, 2015	[●]

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